SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549


FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934


Date of report (Date of earliest event reported):  August 13, 1996

Fluke Corporation
(Exact Name of Registrant as Specified in Charter)

Washington                      1-5590                91-0606624
(State of Other Jurisdiction  (Commission    	(IRS Employer Identification
of Incorporation)              File Number)   Number)

6920 Seaway Boulevard, Everett, Washington                98203
(Address of Principal Executive Offices)               (Zip Code)

Registrant's telephone number, including area code    (206) 347-6100


Item 5.  Other Events.

On August 13, 1996 Fluke Corporation issued the attached news release, attached as Exhibit 99.1 and incorporated herein, regarding the first quarter of fiscal 1997 operating results

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Fluke Corporation
(Registrant)


Date  8/13/96         By  /s/ Douglas G. McKnight
                          Douglas G. McKnight
                          Vice President, General Counsel
                          and Corporate Secretary




Exhibit 99.1





FOR IMMEDIATE RELEASE                       For further information:
                                            Gary V. Ball
                                            Manager, Investor Relations
                                            and Public Affairs
                                            (206) 356-5262



FLUKE REPORTS OPERATING RESULTS FOR FISCAL FIRST QUARTER 1997

Net Income up 25 percent versus year ago

EVERETT, Washington, August 13, 1996 - Fluke Corporation (NYSE:FLK), a leader in compact, professional electronic test tools, today announced operating results for its fiscal 1997 first quarter ended July 26, 1996.

Net income for the first quarter 1997 was $5.6 million, up 25 percent from $4.5 million for the first quarter ended July 28, 1995. Earnings per share improved 24 percent to 62 cents per share for the first quarter 1997 compared with 50 cents per share for the comparable quarter last year. Revenues for the first quarter increased 3 percent to $101.2 million from $98.7 million for the same period a year ago. Results have been restated for both quarterly time periods to reflect the acquisition of Forte Networks, Inc. in June 1996.

Total orders for the first quarter were $100.3 million, a 2 percent improvement from the unusually strong $98.6 million in the comparable quarter last year. Orders in the United States were particularly strong at $47.0 million, a 21 percent increase from $39.0 million a year ago. New products performed better than expected and the restructured U.S. sales organization appears to be yielding the results we envisioned. European orders were down 16 percent to $32.6 million with a portion of the decline attributable to currency fluctuation while the remainder was attributable to a softening European economy.

Orders from the Intercontinental countries (excluding Europe and the US) were essentially flat at $20.7 million compared to the very strong quarter a year ago. The order level, however, was the second strongest in our history, with several countries --including Mexico, China and Taiwan -- reporting exceptional growth.


- -more-
FLUKE REPORTS OPERATING RESULTS FOR FIRST QUARTER 1997
Page two


"We are particularly pleased with order growth from new products and with the strong growth in the U.S. We are concerned with the softening European economy and will continue to focus on increasing the effectiveness of our European distribution channels," said Bill
Parzybok, Fluke Corporation chairman and chief executive officer.

Parzybok continues, "Fiscal 1997 will be another strong year for new products. We began shipping six new products during the first quarter, including several electrical products and our first fiber optics products. We will continue to emphasize our marketing efforts and our distribution channels worldwide along with new products and acquisitions such as the one just completed with Forte as the primary strategies for increasing growth and profitability."


In thousands, except shares and per share amounts
                        Quarter Ended  Quarter Ended   % Change
                           7/26/96        7/28/95
Revenues                 $101,154        $98,714         +2.5%
Pretax Income               8,493          6,777         +25.3%
Net Income                  5,559          4,456         +24.8%
Earnings Per Share           0.62           0.50         +24.0%
Average Shares & Common
 Share Equivalents       8,943,582       8,862,109
Net Income as %
 of Revenues                 5.50%           4.51%
Orders                    $100,325       $98,556         +1.8%

*Results have been restated for both quarterly time periods to reflect the acquisition of Forte Networks, Inc. in June 1996.

Fluke's mission is to be the leader in compact, professional electronic test tools. Fluke's products are used by technicians and engineers in installation, maintenance, service, manufacturing test and quality functions in a variety of industries throughout the world. Fluke, founded in 1948, has approximately 2,500 employees worldwide and distributes its products in over 100 countries. The company's worldwide headquarters are in Everett, Washington, USA, with European sales and service headquarters located in Eindhoven, The Netherlands.